Exhibit 11.1
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                     WINN-DIXIE STORES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                    Dollars in thousands except per share data


 For the 28 Weeks Ended                  Jan. 12, 1994         Jan. 6, 1993
                                        ----------------     ----------------
 Average number of shares
    outstanding                              74,885,419           76,640,727
                                        ================     ================
 Net earnings                       $            99,732               96,408
                                        ================     ================
 Earnings per share                 $              1.33                 1.26
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